EXHIBIT 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

AGREEMENT by and between POGO PRODUCING COMPANY, a Delaware corporation (the “Company”) and Stuart P. Burbach (the “Executive”), dated as of the 1st day of February, 2003.

The Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, and to provide the Executive with compensation and benefits arrangements which are competitive with those of other corporations and which ensure that the compensation and benefits expectations of the Executive will be satisfied.  The Board also believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to insure the continuation of favorable compensation and benefits upon a Change of Control.  Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement, which shall supersede the Employment Agreement between Company and Executive dated as of February 1, 1996 and extended and renewed most recently as of February 1, 2002.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS;

1.                                       Certain Definitions.  (a) The “Effective Date” shall mean the date of this Agreement.

(b)                                 The “Employment Period” shall mean the period commencing on the Effective Date and ending on the second anniversary of such date; provided, however, that on each annual anniversary of the Effective Date (the “Renewal Date”), the Employment Period shall be reviewed, to determine whether, in the discretion of the Company, it should be extended for one additional year so as to terminate two years from such Renewal Date.  Any such one-year extension shall be effective only if, prior to the Renewal Date, the Company shall give notice to the Executive that the Employment Period shall be so extended.

2.                                       Change of Control.  For the purpose of this Agreement, a “Change of Control” shall mean:

(a)                                  The acquisition by any Person of beneficial ownership of Outstanding Company Voting Securities (including any such acquisition of beneficial ownership deemed to have occurred pursuant to Rule 13d-5 under the Exchange Act) if, immediately thereafter, such Person is the beneficial owner of 20% or more of either (i) the then Outstanding Company Common Stock or (ii) the then Outstanding Company Voting Securities, unless such acquisition is made (a) directly from the Company in a transaction approved by a majority of the members of the Incumbent Board, (b) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (c) by a parent corporation resulting from a Business Corporation (other than the Company) pursuant to a Business Combination if, following such Business Combination, the conditions specified in clauses (i), (ii) and (iii) of subsection (c) of this Section 2 are satisfied;

(b)                                 Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, except that any such individual shall not be considered a member of the Incumbent Board if his or her initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)                                  Approval by the shareholders of the Company of a Business Combination (or if there is no such approval by shareholders, consummation of such Business Combination) unless, immediately following such Business Combination, (i) more than 60% of, respectively, the then outstanding shares of common stock of the parent corporation resulting from such Business Combination and the combined voting power of the then outstanding voting securities of such parent corporation entitled to vote generally in the election of directors will be (or is) then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than any employee benefit plan (or related trust) of the Company or any parent corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more, respectively, of the then outstanding shares of common stock of the parent corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were members of the Incumbent Board immediately prior to the consummation of such Business Combination; or

(d)                                 Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) a Major Asset Disposition (or if there is no such approval by shareholders, consummation of such Major Asset Disposition) unless, immediately following such Major Asset Disposition, (A) individuals and entities that were beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Major Asset Disposition beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding shares of voting stock of the Company (if it continues to exist) and of the Acquiring Entity; (B) no Person, other than any employee benefit plan (or related trust) of the Company or such entity beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities of the Company (if it continues to exist) and of the Acquiring Entity and (C) at least a majority of the members of the board of directors of the Company (if it continues to exist) and of the Acquiring Entity were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such Major Asset Disposition.

For purposes of the foregoing definition,

(1)                                  the term “Person” means an individual, entity or group;

(2)                                  the term “group” is used as it is defined for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”);

(3)                                  the terms “beneficial owner”, “beneficially ownership” and “beneficially own” are used as defined for purposes of Rule 13d-3 under the Exchange Act;

(4)                                  the term “Business Combination” means (x) a merger or consolidation involving the Company or its stock or (y) an acquisition by the Company, directly or through one or more subsidiaries, of another entity or its stock or assets;

(5)                                  the term “Outstanding Company Common Stock” shall mean the outstanding shares of Common Stock, par value $1 per share, of the Company;

(6)                                  the term “Outstanding Company Voting Securities” means outstanding voting securities of the Company entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Company Voting Securities (or of other voting stock or voting securities) shall be determined based on the relative combined voting power of such securities;

(7)                                  the term “parent corporation resulting from a Business Combination” means the Company if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries;

(8)                                  the term “Major Asset Disposition” means the sale or other disposition in one transaction or a series of related transactions of 60% or more of the assets of the Company and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Company shall be based on fair market value, as determined by a majority of the members of the Incumbent Board; and

(9)                                  “Acquiring Entity” means the entity that acquires the largest portion of the assets sold or otherwise disposed of in a Major Asset Disposition (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity entitled to vote generally in the election of directors or members of a comparable governing body).

3.                                       Employment Agreement.  The Company hereby agrees to continue the Executive in its employ in accordance with the terms and provisions of this Agreement, for the Employment Period.

4.                                       Terms of Employment.  (a)  Position and Duties.  (i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Applicable Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Applicable Date or any office which is the headquarters of the Company and is less than 25 miles from such location.  For purposes of this Agreement, “Applicable Date” shall mean, at any time of determination, the latest to have occurred of the Effective Date, the most recent Renewal Date, or any date on which a Change of Control has occurred.

(ii)                                  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company.  During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement; provided Executive may not serve on the board of a publicly traded for profit corporation or similar body of a publicly traded for profit business organized in other than corporate form without the consent of the Nominating and Corporate Governance Committee of the Board of Directors of the Company.  It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Applicable Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Applicable Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b)                                 Compensation.  (i)  Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid on a monthly basis, at least equal to twelve times the highest  monthly base salary paid or payable to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Applicable Date occurs.  During the Employment Period, the Annual Base Salary shall be reviewed at least annually and may be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other executives of the Company and its affiliated companies.  Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(ii)                                  Annual Bonus.  In addition to Annual Base Salary, the Executive may be awarded at the discretion of the Company for any fiscal year ending during the Employment Period, a bonus.

(iii)                               Incentive, Savings and Retirement Plans.  During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other executives of the Company and its affiliated companies.  Such plans, practices, policies and programs shall provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, equal to the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Applicable Date.

(iv)                              Welfare Benefit Plans.  During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Company and its affiliated companies.  Such plans, practices, policies and programs shall provide the Executive with benefits which are equal, in the aggregate, to the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 90-day period immediately preceding the Applicable Date.

(v)                                 Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Applicable Date.

(vi)                              Fringe Benefits.  During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Applicable Date.

(vii)                           Office and Support Staff.  During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 90-day period immediately preceding the Applicable Date.

(viii)                        Vacation.  During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 90-day period immediately preceding the Applicable Date.

5.                                       Termination of Employment.  (a)  Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(c) of this Agreement of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

(b)                                 Cause.  The Company may terminate the Executive’s employment during the Employment Period for Cause.  For purposes of this Agreement, “Cause” shall mean (i) a material violation by the Executive of the Executive’s obligations under Section 4(a) of this Agreement (other than as a result of incapacity due to physical or mental illness) which is willful and deliberate on the Executive’s part, which is committed in bad faith or without reasonable belief that such violation is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such violation or (ii) the final and non-appealable conviction by a court of competent jurisdiction of the Executive of a felony involving moral turpitude.

(c)                                  Good Reason; Window Period; Other Terminations.  The Executive’s employment may be terminated (i) during the Employment Period by the Executive for Good Reason, (ii) during the Window Period by the Executive without any reason or (iii) by Executive other than (A) for Good Reason or (B) during a Window Period.

For purposes of this Agreement, the “Window Period” shall mean the 180-day period immediately following the date a Change of Control occurs.  The Company shall inform the Executive promptly following the occurrence of a Change of Control of the date on which the Change of Control occurred, with such supporting detail as may be necessary to establish such date.  If, in the reasonable judgment of Executive, there exists uncertainty as to the date on which a Change of Control occurred and in the absence of agreement between the Company and the Executive as to such date, the Executive shall be entitled, for purposes of determining the Window Period, to treat the Change of Control as having occurred on such date as the Executive reasonably determines, it being the intention of the parties that Executive not be deprived of substantive rights hereunder by reason of uncertainties or disputes regarding the date on which a Change of Control occurred.  Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment or cessation of status as an officer (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the “date a Change of Control occurs” shall mean the date immediately prior to the date of such termination of employment or cessation of status as an officer.

For purposes of this Agreement, “Good Reason” shall mean

(i)                                     the assignment to the Executive of any duties inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities excluding for this purpose an insubstantial or inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)                                  any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an insubstantial or inadvertent failure which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii)                               the Company’s requiring the Executive to be based at any office or location other than that described in Section 4(a)(i)(B) hereof;

(iv)                              any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(v)                                 any failure by the Company to comply with and satisfy Section 11(c) of this Agreement.

(d)                                 Notice of Termination.  Any termination by the Company for Cause, or by the Executive without any reason during the Window Period or for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(c) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen days after the giving of such notice).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s right hereunder.

(e)                                  Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive during the Window Period or for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, and (iv) if the Executive’s employment is terminated by the Executive other than for Good Reason or during a Window Period, the date of the receipt of the Notice of Termination or any later date specified therein.

6.                                       Obligations of the Company upon Termination.

(a)                                  Good Reason or during the Window Period; Other than for Cause, Death or Disability.  If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate employment either for Good Reason or without any reason during the Window Period:

(i)                                     the Company shall pay to the Executive in a lump-sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

(A)                              the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid and (2) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”); and

(B)                                the amount (such amount shall be hereinafter referred to as the “Severance Amount”) equal to the product of:

(1)                                  three, and

(2)                                  the sum of

(x)                                   the Executive’s Annual Base Salary, and

(y)                                 any bonus described in Section 4(b)(ii) paid or payable in respect of the most recently completed fiscal year of the Company or, if no such bonus has been paid or is payable in respect of such year, any bonus described in Section 4(b)(ii) paid or payable in respect of the next preceding fiscal year; and, provided further, that such amount shall be reduced by the present value (determined as provided in Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended (the “Code”)) of any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, severance policy or severance arrangement of the Company; and

(C)                                a separate lump-sum supplemental retirement benefit equal to the difference between (1) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized with respect to the Employees Retirement Plan for Pogo Producing Company (or any successor plan thereto) (the “Retirement Plan”) during the 90-day period immediately preceding the Applicable Date) of the benefit payable under the Retirement Plan which the Executive would receive if the Executive’s employment continued at the compensation level provided for in Sections 4(b)(i) and 4(b)(ii) of this Agreement for the remainder of the Employment Period, assuming for this purpose that all accrued benefits are fully vested and that benefit accrual formulas are no less advantageous to the Executive than those in effect during the 90-day period immediately preceding the Applicable Date, and (2) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized with respect to the Retirement Plan during the 90-day period immediately preceding the Applicable Date) of the Executive’s actual benefit (paid or payable), if any, under the Retirement Plan (the amount of such benefit shall be hereinafter referred to as the “Supplemental Retirement Amount”); and

(D)                               a separate sum equal to the amount of any unvested and unpaid cash bonuses awarded to the Executive;

(ii)                                  for the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the

Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement if the Executive’s employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies as in effect and applicable generally to other executives and their families during the 90-day period immediately preceding the Applicable Date, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility (such continuation of such benefits for the applicable period herein set forth shall be hereinafter referred to as “Welfare Benefit Continuation”).  For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period;

(iii)                               to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive and/or the Executive’s family any other amounts or benefits required to be paid or provided or which the Executive and/or the Executive’s family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies as in effect and applicable generally to other executives and their families during the 90-day period immediately preceding the Applicable Date (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and

(iv)                              effective as of the Date of Termination, immediate vesting and exercisability of, and termination of any restrictions on sale or transfer (other than any such restriction arising by operation of law) with respect to, each and every stock option, restricted stock award, restricted stock unit award and any other equity based award and performance award that is outstanding as of the Date of Termination.

(b)                                 Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump-sum in cash within 30 days of the Date of Termination) and the timely payment or provision of the Welfare Benefit Continuation and Other Benefits, and (ii) payment to the Executive’s estate or beneficiary, as applicable, in a lump-sum in cash within 30 days of the Date of Termination of an amount equal to the sum of the Severance Amount and the Supplemental Retirement Amount.

(c)                                  Disability.  If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive in a lump-sum in cash within 30 days of the Date of Termination) and the timely payment or provision of the Welfare Benefit Continuation and Other Benefits (excluding, in each case, Disability Benefits (as defined below)), and (ii) payment to the Executive in a lump-sum in cash within 30 days of the Date of Termination of an amount equal to the greater of (A) the sum of the Severance Amount and the Supplemental Retirement Amount and (B) the present value (determined as provided in Section 280G(d)(4) of the Code) of any cash amount to be received by the Executive as a disability benefit pursuant to the terms of any long term disability plan, policy or arrangement of the Company and its affiliated companies, but not including any proceeds of disability insurance covering the Executive to the extent paid for on a contributory basis by the Executive (which shall be paid in any event as an Other Benefit) (the benefits included in this clause (B) shall be hereinafter referred to as the “Disability Benefits”).

(d)                                 Cause; By Executive Other than for Good Reason And Other Than During a Window Period.  If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid.  If the Executive terminates employment during the Employment Period, excluding a termination either for Good Reason or without any reason during the Window Period, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations, the timely payment or provision of Other Benefits.  In such case, all Accrued Obligations shall be paid to the Executive in a lump-sum in cash within 30 days of the Date of Termination.

7.                                       Non-exclusivity of Rights.  Except as provided in Section 6(a)(ii), 6(b) and 6(c) of this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8.                                       Full Settlement; Resolution of Disputes.  (a) The Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 6(a)(ii) of this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment.  If there is any contest by the Company concerning the Payments or benefits to be provided to the Executive hereunder whether through litigation, arbitration or mediation, or with respect to the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, and the Executive is the prevailing party, the Company agrees to pay promptly upon conclusion of the contest all legal fees and expenses which the Executive may reasonably have incurred.

(b)                                 If there shall be any dispute between the Company and the Executive (i) in the event of any termination of the Executive’s employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that Good Reason did not exist, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the

Company would be required to pay or provide pursuant to Section 6(a) hereof as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking (which need not be secured) by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

9.                                       Certain Additional Payments by the Company.  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)                                 Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s then current independent public accountants (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination.  The Accounting Firm shall furnish the Executive with a written opinion that reporting the Excise Tax, or the failure to report the Excise Tax, as applicable, on the Executive’s applicable federal income tax return in accordance with the determination made by the Accounting Firm pursuant to this Section 9(b) should not result in the imposition of a negligence or similar penalty.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c)                                  The Executive shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)                                     give the Company any information reasonably requested by the Company relating to such claim,

(ii)                                  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to the Executive,

(iii)                               cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)                              permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)                                 If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section (c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10.                                 Confidential Information.  Except for mental impressions retained by the Executive, the Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  Except for mental impressions of confidential information retained by the Executive and utilized in the ordinary course of business by the Executive in any subsequent employment, after termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.  In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

11.                                 Successors.  (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.  If a Business Combination is consummated that would have resulted in a Change of Control but for the satisfaction of the conditions specified in clauses (i), (ii) and (iii) of Section 2(c) and if the parent corporation resulting from the Business Combination is other than the Company (hereinafter a “New Parent”), then, as a condition to consummation of this Business Combination, the New Parent shall be considered a successor for purposes of this Section 11.

12.                                 Miscellaneous.  (a) This Agreement shall be an unfunded obligation of the Company.

(b)                                 This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c)                                  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Stuart P. Burbach

P. O. Box 2504

Houston, Texas 77252-2504

If to the Company:

Pogo Producing Company

P.O. Box 2504

Houston, Texas 77252-2504

Attention: Chief Administrative Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(d)                                 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e)                                  The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f)                                    The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g)                                 This Agreement supersedes the Employment Agreement between Company and the Executive dated as of February 1, 1996 and extended and renewed most recently as of February 1, 2002, which shall no longer be of any force or effect.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ STUART P. BURBACH
Stuart P. Burbach

POGO PRODUCING COMPANY

By	/s/ JOHN O. McCOY, JR.
John O. McCoy, Jr.